SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is entered into as of October 10, 2013 (“Effective Date”) by and among Standard Gold Holdings, Inc. (f/k/a Standard Gold, Inc. and Princeton Acquisitions, Inc.), a Nevada corporation with its principal place of business at 611 Walnut Street, Gadsden, Alabama 35901 (the “Company”), and Pure Path Capital Management Company, LLC (“Creditor”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Creditor is entitled to Three Million Four Hundred Thirty-Three Thousand Three Hundred Forty-Five Dollars ($3,433,345) composed of various debts owed by the Company;

WHEREAS, Creditor is entitled to Twenty-Five Million (25,000,000) warrants to purchase shares of common stock of the Company (the “Warrants”);

WHEREAS, Creditor is the holder of certain restrictive covenants detailed in a forbearance agreement;

WHEREAS, Company wishes to issue shares of restricted common stock in exchange for the cancellation of a portion of the debts, forfeiture of the Warrants and release of the restrictive covenants;

WHEREAS, the Creditor wishes to memorialize the balance of the debts in a single Secured Convertible Promissory Note;

NOW, THEREFORE, in consideration of the several and mutual promises, agreements, warranties, representations and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.          As material inducement to enter into this Agreement, each Party hereby waives, remits, discharges and forever releases all Parties, its/their directors, officers, stockholders, advisory committee members, employees, agents, attorneys, subsidiaries, successors, and affiliates, and their successors and assignees, from any and all manner of claims, liens, demands, liabilities, causes of action, charges, complaints, suits, judicial, administrative, or otherwise, damages, debts, and obligations of any nature, whether at law or in equity, and whether sounding in contract, tort, statute, regulation, or common law. This Agreement expressly represents a complete and absolute extinguishment of all known and unknown claims, including any and all debts owed by the Company to the Creditor other than those debts identified herein and memorialized by the Promissory Note.

2.          The Company shall issue to Creditor a Promissory Note in the amount of $2,500,000 of which $1,933,345 has been received, bearing interest of Eight Percent (8%) per year, as evidenced by Exhibit A. The Promissory Note shall be convertible into Series B Preferred Shares.

3.          The Company shall issue Twenty-Seven Million (27,000,000) shares of common stock of the Company to the Creditor; as set forth below:

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a.           Fifteen Million (15,000,000) shares for the cancellation of One Million Five Hundred Thousand Dollars ($1,500,000) of the debts owed to the Creditor.

b.           Twelve Million (12,000,000) shares for the forfeiture of the Warrants and extinguishment of the restrictive covenants.

4.          The Creditor hereby relinquishes and releases the Company from the following covenants and rights of the Creditor:

a.           Creditor relinquishes and releases any claims to Twenty-Five Million (25,000,000) earned but not issued Warrants.

b.           Creditor relinquishes and releases any “Participation Payments” earned, yet to be earned, or unpaid pursuant to its agreement executed on or around January 4, 2012 (“Agreement in Principle”). Such Participation Payments were to be received on a quarterly basis for seven years after the final closing at a rate of Five Percent (5%) of adjusted gross revenue as such terms are defined in Agreement in Principle.

c.           Creditor relinquishes the collection of past Consulting Fees of approximately Five Hundred Fifty Thousand Dollars ($550,000) and payment of future Consulting Fees for Twenty-Four (24) months of an estimated Six Hundred Thousand Dollars ($600,000).

d.           Creditor represents it will forbear collection remedies and legal proceedings against the Company including foreclose on the Deed of Trust until April 10, 2015.

e.           Creditor relinquishes and releases any registration rights not specifically granted herein or in the Series B Preferred Shares.

f.            Creditor relinquishes and releases any rights of first refusal it may hold not specifically granted herein.

g.           Creditor relinquishes and releases any tag along rights it may hold not specifically granted herein.

h.           Creditor relinquishes and releases any preemptive rights it may hold not specifically granted herein.

i.            Creditor relinquishes and releases any exclusive worldwide rights it may hold pertaining to financing and joint ventures not specifically granted herein.

j.            Creditor relinquishes and releases the negative covenants contained in the following items: 1: additional indebtedness; 2: acquisitions and investments; 6: transactions with affiliates; 7: debt service coverage ratio; 8: asset coverage ratio; 9: fixed asset turnover ration; 10: issue new stock of any kind, declare a dividend or stock split or be involved in any recapitalization; 11: redemption of any outstanding common stock; 12: acquire or merge with another business, or enter a new line of business; 13: organize a new subsidiary, joint venture or affiliate; 14: change the corporate structure or amend the Bylaws or Articles of Incorporation; and 16: increase compensation or remuneration to any officer or director of the Issuer, or make loans to any officer or director without the affirmative vote of the majority members of a Compensation Committee of the Board of Directors which will comprise at least one representative chosen by Investor. (Capitalized terms not defined herein are set forth in the Agreement in Principle.)

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5.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

6.          Integrated Agreement. This Agreement represents the final understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts, or understandings between or among the Parties relating to such subject matter. No addition to or modification of any provision of this Agreement shall be binding upon any entity unless embodied in a dated written instrument signed by each of the Parties.

7.          Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction.

8.          Notices. Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address: If to the Company: Standard Gold Holdings, Inc., 611 Walnut St., Gadsden Alabama 35901; with a copy to the Company’s legal counsel: Brinen & Associates, LLC, 7 Dey St. Suite 1503, New York, New York, 10007. If to Creditor: at the address listed on the signature page below. Or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties pursuant to the terms of this section.

9.          Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

10.         Applicable Law. The laws of the State of New York shall govern all questions concerning the construction, validity, interpretation of this Agreement, and the performance of the obligations imposed by this Agreement. All parties to this Agreement hereby consent and submit to the exclusive jurisdiction of the state or federal courts located in New York County, New York, to resolve any disputes arising under this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to become effective as of the date and year first written above.

The Company:		The Creditor:
Standard Gold Holdings, Inc.		Pure Path Capital Management Company, LLC

By:	/s/ Sharon Ullman	By:	/s/ Michael Markiewic
Sharon Ullman
Chief Executive Officer		Name:	Michael Markiewicz

		Title:	Chief Financial Officer

		Address:	5348 Vegas Drive, Suite 623

Las Vegas, Nevada 89108

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